Exhibit 10.2

TOMCAT FILMS LLC

DISTRIBUTION AGREEMENT

TomCat Films LLC, an Arizona Limited Liability Corporation, (“Distributor”) is pleased to extend an offer to distribute your motion picture.  The following are the terms under which will distribute your motion picture.  All terms not otherwise defined herein have the meanings ascribed to them under the IFTA Standard Terms and Schedule of Definitions.

Rights Owner(s)/Licensor(s):             Saint James Films LLC
and Mike The Pike Productions, Inc.
(the “Licensor”)

Motion Picture:                                     See Attached Schedule “A”
(the “Picture”)

License Term:  Ten (10) Years following the mutual execution of this agreement.  This agreement may be extended upon mutual written approval.

Licensed Rights:  Licensor grants, assigns and licenses to Distributor, solely and exclusively, with full right of sublicense, all Rights to distribute, exhibit, market and exploit the Picture in All Rights including Theatrical, Videogram, Television, Ancillary Hotel, Ships and Airlines, and Digital rights, which shall include all rights whether now known or later devised, throughout the Territory as set forth below and in Schedule I attached hereto.

Reserved Media:  All other media and rights, including but not limited to, print and electronic publishing, radio, dramatic, merchandising, music publishing, sequel, remake and spin-off rights to the soundtrack are reserved to Licensor.

Territory:  All countries, states and regions, including the United States of America and Canada.

Authorized Languages:  All

Delivery Date:  As agreed between the parties from time to time.

Possession of Masters:  Distributor agrees to service this agreement via a third party Servicing Company at no additional service cost to Licensor.  Licensor may retain possession. In that instance, Distributor will be given a lab access letter.  The Lab is to be mutually agreed between the Licensor and Distributor.

Sales Plan:  Distributor represents and warrants that it maintains relationships with television and DVD buyers within the Territory and will attend the major international film markets including AFM 2011 and Cannes Marche du Film 2012.

Recoupable Expenses:  As used herein, the term “Recoupable Expenses” shall mean all of Distributor's actual expenses on behalf of the Picture limited as follows:

(i)	Market Expenses:
These expenses shall be capped at $2,500 per film.  No additional deduction may be retained for such marketing expenses, unless agreed in writing.   The expenses may include all costs to attend Picture markets such as AFM and Cannes. Such expenses include airfare, hotel, shipping, telephone and staff expenses incurred to attend a Picture market. Distributor agrees to attend no less than two (2) markets during the first year of distribution which will commence with the effective execution of this contract.

(ii)	Promotional Expenses:
These expenses shall be included in the Distribution Fee.  No deduction may be retained for such Promotional expenses.   These expenses include the cost of preparing posters, one-sheets, trailers and advertising. Distributor will use reasonable commercial efforts to promote the Picture, and will promote the Picture in a no less favorable manner than any of Distributor's other Pictures.

(iii)	Distribution Expense:
These expenses ARE recoupable from Licensors share and shall be agreed in writing.  They are any deliverable item that is required to service any deal entered into hereunder.  They may include the cost to create elements, masters, music and effects tracks, dialogue lists, music cue sheets, legal filings such as copyright or trademark, etc. or any of the required items on the attached schedule 3.  Mutual agreement is hereby given for all required elements on said schedule.  Licensor shall have first option to create such elements and deliver without charge.  A notice will be given in writing and if not delivered to Distributor within 30 days, then Licensor forfeits the right to deliver at its own cost.

Consultation:  Distributor will provide reasonable and meaningful consulting in good faith on marketing plans before artwork is commissioned and marketing campaign begins. Distributor or its Licensees may edit the Picture to meet censorship requirements as necessary. No other editing of the Picture is permissible without Licensor’s prior written approval.

Credits:  Distributor may, at its own, sole election and expense, may receive credit in the main titles, in the form of Distributor’s name and logo (first position on screen).
Distributor may change the title of the Picture.

Insurance:  Licensor shall provide all necessary documentation to support its affidavit of rights and provide Errors and Omissions insurance.  If not provided and required by a third party licensee, Distributor will purchase a policy with the Licensor as the primary insured and will list itself as an additional insured.  The cost of such a policy will be deducted from any amount due to the Licensor, plus a surcharge of 10% or $1,000 (whichever is greater).

Indemnity:  Licensor shall be defended and indemnified for any losses incurred as a result of Distributor’s breach of contract and for any liability arising from material added to the Picture, or changes made by Distributor.

Each party shall defend, indemnify and hold the other party, its licensees, employees, agents, representatives and assigns (as the case may be), harmless from and against any and all actions, claims, damages, expenses and liabilities, including, without limitation, reasonable outside attorneys' fees, arising out of a breach of any of the covenants, representations or warranties contained in this Agreement, or in the exercise or attempted exercise of any of the rights, licenses or privileges herein granted or purported to be granted, or by reason of any claim, action or proceeding asserted or instituted, relating to or growing out of any such breach or failure or claim of breach or any failure of any of the covenants, agreements, warranties or representations made under any provision of this Agreement.

Assignment:  No assignment of this Agreement may be made by Distributor without the prior approval of Licensor, other than to another entity, which is controlled by Distributor or its Principal, Ted Chalmers  Notwithstanding the foregoing, no prior approval of Licensor is required with respect to (i) any assignment, in whole or part, of Distributor’s rights and obligations under this Agreement in connection with any business combination, finance agreement, merger, sale of substantially all of the assets or change of control of Distributor, or (ii) any assignment to any sub-licensee or sub-distributor or use of an agent to exploit any Licensed Right.

Licensor may freely assign or transfer this Agreement or any of its rights under this Agreement, but no such assignment or transfer will relieve Licensor of its obligations under this Agreement, unless it is to a Person who acquires all or substantially all of Licensor's assets and fully assumes all of the obligations hereunder.

Anti-Piracy Provisions:  Distributor will include on each Copy of the Picture distributed under its authority any copyright notice, work identifier and anti-piracy warning supplied by Licensor.

Guarantee:  There shall be no guarantee.

Payment Terms:  Distributor shall be entitled to all Recoupable Expenses, which shall be deducted from the Licensor’s Share of Gross Receipts for each Licensed Right.  Gross Receipts shall equal actual income received by Distributor from exhibitors, distributors, licensees, buyers (“Sub-Licensees”) and may be net of such Sub-Licensees’ fees and expenses provided that Distributor will not deduct any expenses or fees for any agency agreement entered into between Distributor and such agent, unless approved in writing.  Gross receipts shall not be reduced by any taxes (including without limitation, income, gross receipts, or sales taxes), except withholding taxes as applicable in the country of origin from which payment is sent but off-set by collection costs.

Licensor and Distributor shall share the Gross Receipts arising from Distributor’s exploitation of the Picture as follows:

Distribution Fee:  Distributor shall be entitled to twenty percent (20%) of the Gross Receipts from sales in the Territory and after deduction of the approved Recoupable Expenses, Licensor shall be entitled to the remaining eighty percent (80%) of Gross Receipts.

With regard to deduction of Recoupable Expenses, cross-collateralization of expenses and receipts shall apply to all sales in the Territory.  There shall be no cross-collateralization with other motion pictures of Distributor.

This revenue split shall apply to all revenues received from exploitation of the licenses granted to Distributor for the Picture.

Nothing herein shall be construed to preclude Distributor from entering into licenses with territorial distributors (e.g., a German distributor).  For avoidance of doubt, Distributor may enter into an agreement with sub-distributor in which the term length exceeds the term length hereunder.  The maximum term limit shall be Twenty (20) Years.

Delivery of full and complete chain of title to Distributor shall be a condition precedent to all of Distributor’s payment obligations.  Approval or rejection of delivery items will be made by Distributor within forty-five (45) days from delivery of all items. Any item not rejected in writing by Distributor will be deemed approved.

Accountings

(A)
Thirty (30) Days from the end of each month, Distributor will render or cause to be rendered to Licensor and his representative, Monthly accounting statements commencing after the first film market, i.e. AFM, Cannes, for the term of this Agreement. All monies due and payable to Licensor pursuant to this Agreement will be paid to Licensor simultaneously with the rendering of such statements.

Upon written request, Distributor shall supply Licensor and its producer’s rep with copies of all fully executed sub-license contracts entered into hereunder within 30 days of the request.

Failure to provide copies of sub-license contracts shall not itself constitute a material breach of this agreement and any such copies not provided shall be sent within ten (10) days of Notice by Licensor.

(B) Distributor shall keep and maintain at its principal office in the United States until expiration of the Term and for a period of five (5) years thereafter, complete detailed, permanent, true and accurate books of  account and records relating to the distribution and exhibition of the Picture, including, but not limited to, gross collections derived there from, detailed billings thereon, detailed records of expenses that have been deducted from collections received from the exploitation of the Picture, and the whereabouts of trailers, accessories and other material in connection with the Picture. Records shall be kept in accordance with U.S. generally accepted accounting principles. Licensor shall be entitled to inspect such books and records of Distributor relating to the Picture during regular business hours and shall be entitled to audit such books and records of Distributor relating to the Picture upon thirty (30) days written notice to Distributor; provided that not more one audit is conducted during each calendar year; and further provided that such audit shall last not more than thirty (30) consecutive business days once commenced and does not interfere with Distributor’s normal business operations. Within thirty (30) days of the completion of the audit, Licensor will furnish Distributor with a copy of said audit. In the event that the audit discloses that Licensor has been underpaid 5% or more, Distributor shall reimburse Licensor for all audit costs.  Otherwise, all audit expenses shall be borne by the Licensor.

(C) All Guild Residual obligations, if any, shall remain with the Licensor. It is understood that Licensor has no SAG or other Guild obligations related to Picture(s).

Payments: All monies due and payable hereunder shall be received by a mutually approved, third party collection account such as Compact Collections, Fintage or Freeway (hereby approved).  Such third party shall adjudicate the disbursement of all revenues received as per the terms set forth herein or via any mutually executed written amendment or instruction.  Such third party shall provide accounting of all revenues to all parties herein and make disbursements on a monthly basis.  Responsibility of accounting shall remain with Distributor.  All fees associated with the collection account shall be borne by the Licensor and shall not exceed 3% of gross amounts received.  All payments, wires, etc. shall be made payable to “Saint James Films, LLC” and sent to: 3601 Hobson Rd, Ste102,  Fort Wayne, IN  46815.

Defaults: The parties shall give each other at least ten (10) days written notice of any alleged default before taking any action to enforce their rights.

Allocation of Package Revenue: If Licensor’s Picture is included in a package with other Pictures licensed to a third party, then the price allocated to the Picture shall be on the basis of a reasonable allocation of revenues in light of the commercial worth of the Pictures in the package. Whenever the Picture is sold as part of a package, Distributor shall disclose the licensee fee allocated to each Picture in the package so long as the titles are not revealed due to confidentiality.

Confidentiality:  This Agreement, as well as any data or materials shared with Licensor, together with any and all discussions, whether written, oral, electronic or otherwise, will be held in the strictest of confidence.  The terms of this Agreement may not be disclosed to any third party, other than representatives of the parties, without the prior written consent of the other party, unless such disclosure is otherwise required by law.

Distributor’s Representations and Warranties:

Distributor warrants to Licensor that the following are true and correct, as of the date of this Agreement and will remain so throughout the License Term:

1) Distributor has the authority to enter into this Agreement and there are and, to the best of Distributor's knowledge and belief, will be, no claims, actions, suits, arbitrations, or other proceedings or investigations pending or threatened against or affecting the Distributor’s ability to fulfill its obligations under this Agreement, at law or in equity, or before any federal, state, county, municipal or other governmental instrumentality or authority, domestic or foreign.

2) Distributor is and will continue to be engaged during the Term as a distributor of motion pictures throughout the Territory. Distributor is not unable to pay its bills in the regular course of business, is not insolvent or in danger of bankruptcy.

3) Distributor warrants that all payments from wholesalers, retailers and other licensees will be by cash, check, wire transfer, letter of credit, or money order payable in the name of Distributor.

4) All materials created will be the property of the Licensor and will be return upon termination.

5) Distributor shall diligently promote and license the Picture throughout the Territory.

6) The standard of quality of all Videograms, sub-masters and other materials manufactured or duplicated by, or at the request of Distributor, shall be of a high quality.

7) Distributor shall not use the Picture, or authorize use of the Picture, to be used in any manner that is likely to bring Licensor into disrepute or which is defamatory of any person.

8) Distributor shall not make any edits, cuts, alterations or re-arrangements to the Picture as released without the prior written approval of Licensor, except as may be required by its licensees for commercial breaks, censorship or cultural standards.

Licensor’s Representations and Warranties:  Licensor represents and warrants to Distributor that the following are true and correct as of the date of this Agreement and will remain so throughout the License Term:

1)  Licensor has full authority and capacity to execute this Agreement and full legal and financial ability to perform all of its obligations under this Agreement;

2)  Licensor is the sole owner of the Picture and of all rights herein granted, assigned and licensed to Distributor hereunder, and the same are free and clear of any and all liens, charges, claims and encumbrances.  Licensor has the sole and exclusive right to dispose of each and every right herein granted and purported to be granted.  To the best of Licensor’s knowledge, the Picture and each material part thereof is original with Licensor in all respects and no substantial part thereof is in the public domain or taken from or based upon any other source;

3)  There are no existing or threatened claims or litigation which would adversely affect or impair any of the Licensed Rights and/or revenue entitlements in the Territory during the License Term;

4)  Licensor has not licensed, encumbered or assigned any Licensed Right to any other Person in the Territory in a manner that would interfere with any Licensed Right, and will not do so during the License Term;

5)  The Picture was produced by authors who are nationals of or have their habitual residence in, or was first published or simultaneously first published in, a country which at the time of such production or publication was a signatory to the Berne Convention for the Protection of Literary and Artistic Works or the Universal Copyright Convention or the Buenos Aires Convention, and Licensor has not done any act or omitted to do any act which would impair the copyright in the Picture within the Territory during the Agreement Term;

7)  To the best of Licensor’s knowledge, after due and reasonable inquiry, neither the Picture nor the exercise of any Licensed Rights does or will during the applicable License Period: (i) defame, or hold in a false light, or infringe any privacy or publicity or other personal right of any Person; or (ii) infringe any copyright, trademark, trade secret, right of ideas, or similar property right, whether statutory or common law, of any Person.  To the best of Licensor's knowledge as of the date of this Agreement, neither the Picture nor use of any of the materials set forth in Schedule 3 (the “Delivery Materials”) hereto infringes or will infringe any patent rights of any Person;

8)  Licensor has undertaken reasonable efforts to ensure that its suppliers of essential special effects and other digital information embodied in the Delivery Materials have not included any electronic self-help instructions that will cause such digital information to cease operation of its own accord in such a manner as to materially impair Distributor's use of such Delivery Materials.  This does not apply to electronic Rights Management Information that prevents unauthorized use of the Delivery Materials;

9)  The Picture is completely finished, fully edited and titled and fully synchronized with language dialogue, sound and music and in all respects is ready and of a quality, both artistic and technical, adequate for general theatrical release and commercial exhibition;

10.  Neither the Picture nor the Delivery Materials contains any advertising matter for which compensation, direct or indirect, has been or will be received by Licensor or by other Person;

11)  The copyright in the Picture and all Delivery Materials, including the literary, dramatic and musical material in the Picture and upon which the Picture is based is, and at all times during the Term will be, valid and subsisting with respect to each country or place of the Territory.  Licensor has not transferred, and during the Term will not transfer, ownership to any Person the copyright in the Picture or the Delivery Materials, including the right to secure copyright registration for the Picture; and

12)  The performing rights to all musical compositions contained in the Picture and the Delivery Materials, as appropriate, are: (i) controlled by ASCAP, BMI or similar organizations in other countries; (ii) in the public domain in the Territory; or (iii) controlled by Licensor to the extent required for the purposes of this Agreement.  Licensor controls or has license for any necessary synchronization or recording rights.

Jurisdiction:  This Agreement shall be interpreted in accordance with the laws of the State of California, County of Los Angeles, applicable to agreements executed and to be wholly performed therein.

Termination Rights: No failure by either party hereto to perform any of its obligations under this Agreement, including any payment due, including any advance or Licensor’s share of Gross Receipts, shall be deemed to be a material breach of this Agreement until the non-breaching party has given the breaching party written notice of its failure to perform and such failure has not been corrected within thirty (30) days from and after the giving of such notice.  In the event of an uncured material breach, either party shall be entitled to terminate this Agreement by written notice to the other party, obtain monetary damages and other appropriate relief and, in the case of Licensor, regain all of its rights in the Picture subject to existing executory contracts and licenses respecting Picture.  However, in such a case where the party being accused of breach denies the claim as false, then both parties agree to resolve their differences through legal process.  The agreement shall remain in effect during the legal process and all obligations will be followed.  If a court upholds the breach called, then the party in breach shall have thirty (30) days to cure the breach or the agreement may be terminated.  If the breach claim is found to be false, the agreement shall remain in effect and all legal costs relating to the legal proceedings shall be paid by the accusatory party from their share of revenues. In any case, the losing party pays the legal costs of the prevailing party and all legal and court costs.

To the extent allowed by corporate bankruptcy law, Licensor shall have the right to terminate this Agreement and cause all rights herein conveyed to Distributor to revert to Licensor by written notice to Distributor in the event that Distributor files a petition in bankruptcy or consents to an involuntary petition in bankruptcy or to any reorganization under Chapter 11 of the Bankruptcy Act; provided, however, that with respect to Distributor’s agreements with third parties conveying rights in the Picture, Licensor shall be deemed an assignee of all of Distributor’s rights therein in respect of the Picture.  Notwithstanding anything to the contrary which may be contained in the preceding sentence, in the event that Distributor files a petition in bankruptcy or consents to an involuntary petition in bankruptcy or to any reorganization under Chapter 11 of the Bankruptcy Act, Licensor shall not be entitled to terminate this Agreement if thereafter: (1) Distributor segregates Licensor’s share of the monies that Distributor receives in connection with the Picture and places the monies into a separate trust account and that such monies are not commingled with Distributor’s other funds, in which case Licensor’s share of such monies shall become Licensor’s property immediately upon the collection by Distributor; and (2) this procedure is approved by the Bankruptcy Court.  In connection with the foregoing, Distributor hereby grants to Licensor a security interest in the Picture and the right to receive monies from the exploitation of the Picture (“Security Interest”).  Licensor may by written notice to Distributor execute against Licensor’s Security Interest if and only if Distributor files a petition in bankruptcy or consents to an involuntary bankruptcy or to reorganization under Chapter 11, and if Licensor is entitled to terminate this Agreement in accordance with the other provisions of this Paragraph.

Return of Advertising Materials: After termination, all advertising materials, and the right to use same to promote the Picture, will revert to Licensor and at Licensor’s expense, if any.

Agreed to:

TomCat Films LLC	Licensor

By: _________________________	By: _________________________
Ted Chalmers	Print Name:
President/CEO	Print Title:

Date: _______________________	Date: __________________________

Schedule A

List of Pictures

(This list may be amended from time to time)

1.      Agent Beetle aka Codename: Beetle

2.       Captain Battle: Legacy War aka Captain Battle

A - 1

Schedule 1

Territory:  All countries, states and regions, excluding the United States of America and Canada.

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Schedule 2

Approved Marketing Expenses To be Deducted - None

Approved Promotional Expenses To Be Deducted – None

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SCHEDULE 3-

SCHEDULE OF DELIVERY ITEMS REQUIRED

As agreed between the parties.  The following list is for information only.

Minimal delivery shall be a Hard Drive with an HD version of the film and available sound elements, stills, existing key art and trailer.

Licensor agrees to work with Distributor in creating any elements below that might be necessary for fulfilling any agreement entered into hereunder.

BUYER SATISFACTION

All delivery elements shall be technically satisfactory to distributor. If distributor requests replacement, Licensor is responsible to provide satisfactory elements at its own cost. Time is of the essence in delivering satisfactory replacement elements. Notwithstanding anything to the contrary in the Agreement, in the event Licensor fails to begin to produce said elements within fifteen (15) days of notice, and fails to deliver said elements within thirty (30) days of notice, Distributor may produce and deliver said elements to distributor and recoup 125% of its cost, with the right to demand immediate payment of such amount from Licensor and, if Licensor fails to pay, the right to recoup before any payments are made to Licensor via any channel.

COST

The creation of the items described below and their conveyance to Distributor are the responsibility, fiscal and otherwise, of the Licensor. Further, Licensor understands that a distribution agreement may require items not listed below. In such event, Distributor may request those items from Licensor. If Licensor fails to begin to produce said items within thirty  (30) days of request or fails to provide said items within sixty  (60) days of request, Distributor may furnish such items and shall recover the cost of furnishing such items plus a 25% service fee of said costs, 125% total, and shall recoup this amount before any other disbursements are made.

LAB ACCESS: Lab access must be provided by Licensor to Distributor throughout the active term of this Agreement for both the Feature and Release Trailer in each of the formats listed below. These elements are in addition to those to be delivered to Distributor in the following sections of this schedule:

1.	Reel-By-Reel Fully-Filled M&E (6 channel if available) at 24fps with OPT & DIA guides

2.
MASTER FILE: a 2K or High Definition Uncompressed AVI File Sequence manufactured from a Quality Control-passing first generation 1080p HD Video Master or Digital Intermediate, delivered on a Firewire hard drive. The image on screen shall be in the original aspect ratio in which the Show was photographed. The audio tracks shall be fully-mixed and filled in the following configuration: Ch. 1 Stereo Composite English Left, Ch. 2 Stereo Composite English Right. Textless Section Backgrounds (including Main and End Titles and any scenes wherein textual information appears) shall be transferred at the tail, sixty (60) seconds after the end of the feature.

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3.	PROJECT FILE: Final Cut Pro or AVID file (including all sound files).

ONE SET OF THE ITEMS THAT FOLLOW ARE TO BE DELIVERED TO DISTRIBUTOR

1.
FILM ITEMS: All elements listed below, must be provided for both the Feature and Release Trailer. REEL-BY-REEL ENGLISH SUBTITLES in timecoded Text (*.txt) format must be provided when applicable. For avoidance of doubt applicable shall include but is not limited to any of the following examples: the spoken language of the Show is any language other than English, any screener of the Show provided by Licensor to Distributor has subtitles, a character speaks in the Show in an accent that is generally unintelligible to the average English speaker, or the Show has more than one spoken language.

VIDEO ITEMS: Masters must be provided for both the Feature and Release Trailer by Licensor to Distributor for all items listed below:

1.	PAL 25fps and NTSC 29.97fps 4x3 Full Frame masters on Digital Betacams (DBC). The Full Frame masters shall be in the aspect ratio of 4x3 (1:33:1).

If the feature was shot in a widescreen format, the 4X3 Full Frame masters must be either:
a.	Created via a “pan-and-scan” process; or
b.
Created via a “center extraction” process. Such center-cut master must be accompanied by a passing quality control report, without exception. Furthermore, center extraction may only be an option when the cinematographic framing of each shot has been “center-cut”-conscious during production.

It is acceptable, but not preferable, for either process that the beginning and end title sequences are retained in a letterboxed widescreen format. Licensor acknowledges that Full Frame Anamorphic masters will not meet the Full Frame requirement.

2.	PAL 25fps and NTSC 29.97fps 16x9 Full Height Anamorphic masters on DBC.

3.
23.98fps and 25fps HIGH DEFINITION (HD) 16 X 9 Full Frame masters on a HD-CAM SR tape with: stereo composite on channels 1 & 2; stereo fully-filled music and effects tracks on channels 3 & 4; 5.1 printmaster on channels 5 through 10; and Dolby E 5.1 on channels 11 & 12.

If Original Aspect Ratio (OAR) is DIFFERENT from the aspect ratio of the 16x9 Full Height Anamorphic master, the following items must also be delivered: (a) PAL 25fps and (b) NTSC 29.97fps Matted Anamorphic masters (preserving the OAR) on DBC; and (c) 23.98fps and (d) 25fps HIGH DEFINITION masters (preserving the OAR).

4.
MPEG-2 files in both PAL (720x576 pixels / min 5000/448 kbps) and NTSC (720x480 pixels / min 5000/448 kbps). These files must be free of watermarking, "property of" burn-ins, and the like. This requirement may be delivered as a DVD data disc or authored as a DVD-Video disc.

5.	HI-DEF Quicktime files. 1920x1080p 23.98 ProRes HQ Self Contained QuickTime file created from the QC Approved HDCAM-SR feature master.

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6.

7.	BONUS FEATURES on a DVD video disk in both NTSC and PAL

8.
ENGLISH SUBTITLES in timecoded Text (*.txt) format corresponding to all video element frame rates must be provided when applicable. For avoidance of doubt applicable shall include but is not limited to any of the following examples: the spoken language of the Show is any language other than English, any screener of the Show provided by Licensor to Distributor has subtitles, a character speaks in the Show in a accent that is generally unintelligible to the average English speaker, or the Show has more than one spoken language. Subtitles shall meet or exceed US release standards and shall comply with the following elements of text; size, positioning, timing, punctuation, translation, color, font, formatting, legibility, line breaks, synchronization, shot changes.

AND:

A.  All DBC and HD items must contain:

1.
Composite stereo sound on channels one and two and isolated, fully-filled music & effects (M&E) stereo tracks on channels three and four. This requirement extends to all features, trailers, and textless footage.

2.	Textless backgrounds of all sections of the Show where text is present, other than on a plain black background, tied to the tail of the feature for both the feature and trailer.
3.	Release Trailer at the end of each master.

B. PAL Digibeta masters must be created from a source of equal (or greater) resolution to native PAL resolution (625/50) and shall be delivered with EBU time-code with matching LTC and VITC on lines 17 and 19. PAL Digibeta masters should not be created from conversions of NTSC Digibeta masters.

C. NTSC Digibeta masters shall be in Non-Drop Frame time-code with matching LTC and VITC on lines 12 and 14.

D. Each master element must be clearly and completely labeled on both the cassette/disc itself and its protective casing. Video elements should include exact length of entire program (and each subsection of the program, if applicable), video standard, aspect ratio (including anamorphic, full-frame, and/or letterbox designation, if applicable), lines of vertical resolution, whether the program is progressive or interlaced, framerate, timecode type, timecode of program’s start and end, indications of the location of trailer and textless materials, and audio channel configuration (including MOS designations for unused channels). Audio masters should include exact length of entire program (and each subsection of program, if applicable), framerate, timecode type, timecode of program’s start and end, sampling frequency, and audio channel configuration (including MOS designations for unused channels). M&E tracks should be designated “fully-filled” if they are such. Distributor may recoup any costs incurred due to incomplete or incorrect labeling.

E. All video masters should be free of subtitles, except when specified otherwise.

SOUND ITEMS: Continuous audio elements must be provided by Licensor to Distributor per below:

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1.	Sets of PCM or AIFF digital audio files that are synchronous with the framerate of all delivered video masters, broken down thusly:

a.	composite sound on 2 tracks in stereo
b.	dialogue on 2 tracks in stereo
c.	music on 2 tracks in stereo
d.	unfilled effects on 2 tracks in stereo

2.	Sets of PCM or AIFF digital audio files of the 5.1 mix which are synchronous with the framerate of all delivered video masters, broken down thusly:

a.	the discrete 5.1 sound mix w/ LT/RT
b.	the Fully-Filled 5.1 M&E mix w/ Dialogue Guide and Optional
c.	the 5.1 mix encoded in DOLBY-E audio

ANCILLARY ITEMS: The following items must be provided in English by Licensor to Distributor as an appropriately titled PDF and as otherwise indicated below:

1.
Contractual Credit Block with copyright information and including all required logos, in Microsoft Word format. Licensor is solely responsible to ensure that all delivery items it provides to Distributor comply with this credit block.

2.	The following series of synopses, in Microsoft Word format: a treatment-length synopsis, a three paragraph synopsis, a one-paragraph synopsis, and a one-sentence synopsis.

3.	Production notes provided in Microsoft Word format.

4.	Layered Key Art in Photoshop (PSD) format conforming to the following specifications:

a.	Size: eight-by-twelve inches (8”x12”) – at minimum
b.	Layout: no text should fall within a half-inch margin surrounding the artwork’s four edges
c.	Orientation: vertical
d.	Resolution: three-hundred dots per inch (300 dpi) – at minimum
e.	Color Mode: CMYK or RGB
f.	Font files for all fonts utilized in delivered artwork

5.	High-Definition Frame-grabs adhering to the following specifications:

a.	Cleared for unrestricted use
b.	A minimum of thirty (30) selects
c.	Resolution: same as source
d.	Color Mode: CMYK or RGB
e.	File format to be uncompressed TIFF
f.	A list of actor identifications for each frame-grab

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6.	Digital production photographs (behind the scenes photos do NOT qualify) adhering to the following specifications:

a.	Cleared for unrestricted use
b.	A minimum of thirty (30) selects
c.	Size: four-by-six inches (4”x6”) – at minimum
d.	Resolution: three-hundred dots per inch (300 dpi) – at minimum
e.	Color Mode: CMYK or RGB
f.	File format to be Camera Raw (preferred), Photoshop (PSD), uncompressed TIFF, or high quality (low compression) JPEG
g.	A list of actor identifications for each still
h.	A list of photographer credits for all stills

7.	Lab Access Letter which shall be irrevocable for the duration of the active term.

8.	Quality Control (“QC”) Reports with an “approved” grade performed by a verifiably reputable lab must be delivered in or translated to English as follows:
a.	100% QC reports for all high definition masters
b.	Spot QC reports for all down-conversion masters derived from 100% QC’d high definition masters
c.	100% QC reports for every standard definition master not created from a high definition master
d.
Notwithstanding anything to the contrary in the Agreement, in the event that a suitable QC report is not provided with a master, Distributor may at its discretion immediately obtain a QC report and shall recover from Licensor an amount equal to 150% of the cost of furnishing such item, with the right to demand immediate payment of such amount from Licensor and, if Licensor fails to pay, the right to recoup before any payments are made to Licensor. If masters fail QC, Licensor must repair or replace faulty masters at their expense and such masters shall not be considered Delivered until a passing grade QC report is obtained.

9.
Errors and Omissions policy maintained by Licensor for the Show, if any, for three (3) years beginning within 30 days from the date of this Agreement, which is indicated on the Deal Terms section herein. Copies of the policy and all endorsement must be delivered to Distributor. The Errors and Omissions insurance policy must name: Distributor and its owners, partners, subsidiaries, licensees, successors, distributors, or affiliated companies and each of their officers, directors, shareholders, agents, and employees as an additional insured. Coverage should include, but not be limited to, all EPK and DVD Bonus materials (including interviews, commentaries, out-takes, deleted scenes, “making of”, behind-the-scenes and B-Roll footage. Such endorsement shall also include a statement providing Distributor with 60 days prior written notice in the event of a cancellation or material revision of the policy. The policy must provide limits of at least US $1 million per occurrence / US$3 million in aggregate and a deductible of no greater than ten thousand dollars ($10,000). The policy must provide coverage for occurrences during the term of the policy regardless of the date of claim. Licensor agrees to deliver a copy of said policy to Distributor not later than delivery of the Show. If requested by Distributor, Licensor must specifically add the name of distributors, including sub-distributors, as an additionally insured. Licensor shall obtain and reserve options for two (2) rights period endorsements under the policy. In addition, upon Distributor’s request, the policy shall be extended, modified, or renewed by Licensor to accommodate distributor requirements.

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10.	Complete chain of title Documents comprising the following:
a.
Copies of all agreements transferring rights to the screenplay and the picture, together with proof of payment for writing services, option payments, extensions of option payments and exercising of option payments;

b.
Complete statement of all screen and advertising credit obligations, defining and describing both the form and nature of the required credits and any restrictions as to the use of name and likeness, including licenses for all logos appearing on the billing block;

c.	Statement of any restrictions as to the dubbing of the voice of any player, including dubbing dialogue in a language other than the language in which the Show was recorded;
d.	Copy of the final approved shooting script.
e.
Copies of all licenses, including, but not limited to: fully-executed master use and synchronization / performance music licenses; contracts; assignments and/or other written permissions from the proper parties in interest permitting the use of any musical, and other material of whatever nature used in the production of the Show;

f.	Copies of all agreements or other documents relating to the engagement of primary personnel in connection with the Show including those for individual producer(s), and the director;
g.	Clearly legible copy of the copyright registration for the screenplay(s) and the motion picture;
h.	Non-disturbance agreements signed by any person or entity (other than guilds) having a lien or encumbrance on any rights in or to the picture;
i.	Copy of the final credit determination from the Writers Guild of America if the screenplay was written subject to the WGA Basic Agreement.

11.
Certificate of Origin should be an original copy notarized by the applicable governmental authority attesting to the country of origin of the Show and setting forth the following additional information: title of Show; Producer; at least two of the principal cast members; Director; year of production; and running time.

12.
The dialogue continuity script must be a detailed subtitle spotting list of the completed Feature and Release Trailer conforming in all respects to and with the action and dialogue contained in the completed Show in form and condition suitable for submission to various censorship boards. If the dialogue of the Show was recorded in whole or in part in a language other than English, the continuity shall contain a literal English translation.

13.	Music cue sheet (complete and accurate) to industry standards.

14.
Clearly legible copies of fully-executed agreements for all actors receiving credit in the main titles and/or paid advertising and all key production personnel (e.g., director, producer, writer, composer, department heads such as editor, director of photography, production designer, etc.).  Upon request, copies of other talent and/or crew agreements shall be provided to Distributor.

15.
A complete cast list indicating addresses for representatives and addresses used to report to the Screen Actor’s Guild and indicating if the actor was engaged pursuant to the Screen Actor’s Guild Basic Agreement or pursuant to another guild (e.g. ACTRA).

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TRAILERS: The following trailers must be provided by Licensor to Distributor:

1.
Release Trailer – approximately 90-180 seconds – to be included in all the delivery materials described above. The goal of this “Release Trailer” is to drive audiences to the Show. It is imperative that both the Sales Trailer and EPK be delivered to Distributor as soon as possible. If the Show has yet to be completed, Licensor shall use best efforts to deliver the Sales Trailer and EPK no less than 6 and 3 months, respectively, prior to the completion of the Show.

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